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                                                                    Exhibit 5.01

                               November 19, 1999

Ansoft Corporation
Four Station Square, Suite 200
Pittsburgh, PA 15219

Dear Sirs:

     We have acted as counsel to Ansoft Corporation, a Delaware corporation ("Ansoft," the "Company" or the "Registrant"), in connection with its Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed offering of the Company's common stock, par value $.01 per share (the "Shares"), pursuant to the terms of the Agreement and Plan of Merger, dated as of November 19, 1999, (the "Merger Agreement") by and among Ansoft, Ansoft Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Ansoft ("Merger Sub") and Pacific Numerix Corporation ("PNC"), which provides for the merger of Merger Sub with and into PNC, with PNC surviving the merger (the "Merger"). The Shares are to be issued to the shareholders of PNC in accordance with the terms of the Merger Agreement, in exchange for such shareholder's shares of PNC common and preferred stock.

     In connection with the proposed offering, we have examined the Company's Certificate of Incorporation and Bylaws, as presently in effect, the Company's relevant corporate proceedings, the draft Registration Statement on Form S-4 covering the proposed offering, including the proxy statement/prospectus filed as a part of the Registration Statement, the Merger Agreement, and such other documents, records, certificates or public officials, statutes and decisions as we considered necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

     Based on the foregoing, we are of the opinion that:

     1.   The Shares have been duly authorized for issuance.

     2. The Shares when issued and delivered to the shareholders of PNC in exchange for shares of PNC common and preferred stock in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

     Our opinion is limited to the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and the United States of America, insofar as such laws apply, and we express no opinion as to conflicts of law rules, or the laws of any states or

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jurisdictions, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body, other than as specified above.

     We assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and shall not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to any governmental agency or other person or other entity, without the prior written consent of this firm.

     We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to any reference to us in the Prospectus which is a part hereof.

                                   Sincerely,

                                   BUCHANAN INGERSOLL
                                   PROFESSIONAL CORPORATION

                                   By: /s/ Ronald W. Schuler
                                       ---------------------------------
                                           Ronald W. Schuler